Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Sanjay Arora
Investor Relations
Intersil Corporation
(408) 546-3454
investor@intersil.com

Intersil Corporation increases Third Quarter 2007 revenue & earnings expectations

MILPITAS, CA, September 4, 2007 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high-performance analog solutions, today increased expectations for the third quarter 2007 for revenue and earnings.

“We continue to see broad based growth across our end markets in the third quarter. We now expect sequential revenue growth of 9% to 10% from the second quarter,” said Rich Beyer, Intersil’s Chief Executive Officer. “We also expect non-GAAP earnings per share of $0.35 and GAAP earnings per share of $0.28.”

As previously announced, Rich Beyer, Intersil’s Chief Executive Officer, is scheduled to present at Citi’s 14th Annual Global Technology Conference on Tuesday, September 4th, at the Hilton New York Hotel, New York. The presentation for the conference, which is scheduled to begin at 1:45pm Eastern Time will be web cast live, and may be accessed via the investor relations section of the Intersil website: http://www.intersil.com/cda/investor/. An archived replay will be available shortly following the live presentation.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

This release may include “forward-looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at http://www.sec.gov.

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